                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-49980

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED DECEMBER 7, 2000)

                            TRANSWITCH CORPORATION

                $460,000,000 4 1/2% Convertible Notes Due 2005
                                _______________

    7,428,640 Shares of Common Stock Issuable Upon Conversion of the Notes

                                _______________

This prospectus supplement relates to resales by selling securityholders of:

 . our 4  1/2% Convertible Notes Due 2005 and
 . our common stock into which the notes are convertible

This prospectus supplement should be read in conjunction with the prospectus dated December 7, 2000, which is to be delivered with this prospectus supplement.

             SEE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS
                   TO READ ABOUT FACTORS YOU SHOULD CONSIDER
                  BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                   __________________________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   __________________________________________

The information in the table appearing in the prospectus under the heading "Selling Securityholders" is superseded in part by the information appearing in the following table:

                          NOTES OWNED
                         PRIOR TO THE       NOTES OFFERED       SHARES OWNED      SHARES THAT
SECURITYHOLDER             OFFERING             HEREBY        PRIOR TO OFFERING   MAY BE SOLD
-----------------------------------------------------------------------------------------------
Bear Sterns & Co Inc.         $3,500,000          $3,500,000                 --          56,522
-----------------------------------------------------------------------------------------------
White River                   $3,500,000          $3,500,000                 --          56,522
 Securities L.L.C.


                          NOTES OWNED
                         PRIOR TO THE       NOTES OFFERED       SHARES OWNED      SHARES THAT
SECURITYHOLDER             OFFERING             HEREBY        PRIOR TO OFFERING   MAY BE SOLD
-----------------------------------------------------------------------------------------------
Deutsche Bank Alex            $9,500,000          $9,500,000                 --         153,417
 Brown Inc.
-----------------------------------------------------------------------------------------------
San Diego City                $  360,000          $  360,000                 --           5,813
 Retirement
-----------------------------------------------------------------------------------------------
Physicians Life               $  144,000          $  144,000                 --           2,325
-----------------------------------------------------------------------------------------------
Arkansas Teachers             $1,668,000          $1,668,000                 --          26,936
 Retirement
-----------------------------------------------------------------------------------------------
San Diego County              $  776,000          $  776,000                 --          12,531
 Convertible
-----------------------------------------------------------------------------------------------
Boston Museum of              $   45,000          $   45,000                 --             726
 Fine Art
-----------------------------------------------------------------------------------------------
Engineers Joint               $  184,000          $  184,000                 --           2,971
 Pension Fund
-----------------------------------------------------------------------------------------------
Wake Forest                   $  341,000          $  341,000                 --           5,506
 University
-----------------------------------------------------------------------------------------------
Nicholas Applegate            $  692,000          $  692,000                 --          11,175
 Convertible Fund
-----------------------------------------------------------------------------------------------
Baptist Health of             $   88,000          $   88,000                 --           1,421
 South Florida
-----------------------------------------------------------------------------------------------
Wyoming State                 $  393,000          $  393,000                 --           6,346
 Treasurer
-----------------------------------------------------------------------------------------------
Writers Guild                 $  114,000          $  114,000                 --           1,841
 Convertible
-----------------------------------------------------------------------------------------------
Screen Actors Guild           $  196,000          $  196,000                 --           3,165
 Pension Convertible
-----------------------------------------------------------------------------------------------
Lumberman's Mutual            $  189,000          $  189,000                 --           3,052
 Casualty
-----------------------------------------------------------------------------------------------

         The date of this prospectus supplement is February 20, 2001.